UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 22, 2011

HOST HOTELS & RESORTS, INC.

HOST HOTELS & RESORTS, L.P.

(Exact name of registrant as specified in its charter)

Maryland (Host Hotels & Resorts, Inc.) Delaware (Host Hotels & Resorts, L.P.)	001-14625 0-25087	53-0085950 52-2095412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (240) 744-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See discussion of the bank credit facility set forth below in Item 2.03, which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Host Hotels & Resorts, Inc. (“Host Inc.”) and Host Hotels & Resorts, L.P. (“Host LP”), for whom Host Inc. acts as sole general partner, are reporting that on November 22, 2011 Host L.P. entered into a new senior revolving credit facility (the “New Facility”) with Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Wells Fargo Bank, N.A., Deutsche Bank AG New York Branch and The Bank of Nova Scotia as co-documentation agents, and certain other agents and lenders. The New Facility replaces our existing senior revolving credit facility (the “Existing Facility”) which would have expired in September 2012. The New Facility allows for borrowings in an aggregate principal amount of up to $1,000,000,000, an increase of $400,000,000 from the Existing Facility. The terms of the New Facility are consistent with those previously reported in our Current Report on Form 8-K filed on November 14, 2011. Specifically, the New Facility provides for:

•	an initial term ending in November 2015 with an option for Host LP to extend the term for one additional year, subject to certain conditions, including the payment of an extension fee;

•

a foreign currency subfacility for Canadian Dollars, Australian Dollars, New Zealand Dollars, Japanese Yen, Euros and British Pounds Sterling of up to the foreign currency equivalent of $500,000,000, subject to a lower amount in the case of New Zealand Dollar borrowings;

•	an option for Host LP to increase the aggregate principal amount of the New Facility by up to $500,000,000, subject to obtaining additional loan commitments and satisfaction of certain conditions;

•	a subfacility of up to $100,000,000 for swingline borrowings and a subfacility of up to $100,000,000 for issuances of letters of credit;

•

an interest rate on all borrowings of LIBOR plus a margin either (i) ranging from 175 to 275 basis points (depending on Host LP’s consolidated leverage ratio) or (ii) following the date on which Host LP’s long-term unsecured debt rating is investment grade and Host LP elects ratings-based pricing, ranging from 100 to 160 basis points (depending on Host LP’s unsecured long-term debt rating); and

•

financial covenants (including covenants concerning leverage, fixed charge coverage and unsecured interest coverage) that are comparable to Host LP’s Existing Facility (except that minimum fixed charge coverage increases from 1.15x to 1.25x); in addition, our leverage ratio may not exceed 7.25:1.00 and our unsecured interest coverage ratio may not be less than (i) 1.75:1.00 if our leverage ratio is less than 7.00:1.00 or (ii) 1.50:1.00 if our leverage ratio is greater than 7.00:1.00.

As with the Existing Facility, the financial covenants for the New Facility do not apply when there are no borrowings under the New Facility. Hence, so long as there are no amounts outstanding, we would not be in default if we do not satisfy the financial covenants and we do not lose the potential to draw under the New Facility in the future if we were ever to come back into compliance with the financial covenants.

Borrowings under the New Facility may be used for working capital and other general corporate purposes, including for the consummation of acquisitions. As of November 22, 2011, Host LP had approximately CAD 100.4 million and GBP 11.7 million (for a total of approximately U.S. $115 million) outstanding under the Existing Facility which were repaid and replaced by comparable borrowings under the New Facility.

Pledges and Guarantees and effect on Senior Notes and Exchangeable Debentures

Borrowings under the Existing Facility were guaranteed by certain of Host LP’s existing subsidiaries and secured by pledges of equity interests in many of its subsidiaries. The pledges, but not the guarantees, were permitted to be released under the Existing Facility in the event that our leverage ratio falls below 6.0x for two consecutive fiscal quarters (which Host LP has satisfied since the first quarter of 2005) and certain other conditions are satisfied.

The New Facility does not initially include any subsidiary guarantees or pledges of equity interests, and the guarantees and pledges are required only in the event that Host LP’s leverage ratio exceeds 6.0x for two consecutive fiscal quarters at a time that Host LP does not have an investment grade long-term unsecured debt rating. In the event that such guarantee and pledge requirement is triggered, the guarantees and pledges would ratably benefit the New Facility as well as the notes outstanding under Host LP’s senior notes indenture and certain hedging and bank product arrangements with lenders that are parties to the New Facility.

Under the senior notes indenture, all Host LP subsidiaries which guarantee Host LP debt are generally required to similarly guarantee debt issuances under the indenture. Also, to the extent the equity of any subsidiaries of Host LP are pledged to secure borrowings under the credit facility, such collateral is likewise required to secure debt issuances under the senior notes indenture. Because both the pledges and guarantees supporting the Existing Facility were released upon entering into the New Facility, the collateral pledges and guarantees that ratably benefit Host LP’s existing senior notes and exchangeable debentures were also released such that all existing and future issuances of senior notes and/or exchangeable debentures are similarly on an unsecured basis and do not have the benefit of the guarantees. As noted above, in the event that guarantees and pledges are later required under the New Facility, they would also ratably benefit the notes and/or exchangeable debentures outstanding under Host LP’s senior notes indenture.

Other Covenants and Events of Acceleration

The New Facility imposes restrictions on customary matters that were also restricted in the Existing Facility. As with the Existing Facility, certain covenants are less restrictive at any time that our leverage ratio is below 6.0x, as it is currently. In particular, at any time that our leverage ratio is below 6.0x, the limitations on acquisitions, investments and dividends contained in the New Facility are superseded by the generally less restrictive corresponding covenants in our senior notes indenture.

As with the Existing Facility, the New Facility includes restrictions on incurrence of debt and the payment of dividends that are generally consistent with our senior notes indenture. These provisions, under certain circumstances, limit debt incurrence to that incurred under the New Facility or in connection with a refinancing, and limit dividend payments to those necessary to maintain the tax status as a REIT of Host Inc.

The New Facility also includes usual and customary events of default for facilities of this nature, and provides that, upon occurrence and continuation of an event of default, payment of all amounts payable under the New Facility may be accelerated, and the lenders’ commitments may be terminated. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the New Facility will automatically become due and payable and the lenders’ commitments will automatically terminate.

Existing Relationships with the Lenders

We have ongoing relationships with many of the lenders that are parties to the New Facility for which they have received customary fees and expenses. Certain of the lenders provide commercial banking services, including participations in mortgage loans and the provision of cash management services. We have also entered into interest rate swap agreements and other hedging arrangements with certain lenders. Affiliates of certain of the lenders have also acted as underwriters for issuances of our senior notes and equity securities. The Bank of New York Mellon, a lender under the New Facility, also acts as trustee for our senior notes and as sales agent under our at-the-market equity offering program.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 22, 2011, among Host Hotels & Resorts, L.P., certain Canadian subsidiaries of Host Hotels & Resorts, L.P., Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Wells Fargo Bank, N.A., Deutsche Bank AG New York Branch and The Bank of Nova Scotia as co-documentation agents, and various other agents and lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST HOTELS & RESORTS, INC.

By:	/s/ BRIAN G. MACNAMARA
Brian G. Macnamara
Senior Vice President, Corporate Controller

Date: November 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOST HOTELS & RESORTS, L.P.
By: HOST HOTELS & RESORTS, INC., its general partner

By:	/s/ BRIAN G. MACNAMARA
Brian G. Macnamara
Senior Vice President, Corporate Controller

Date: November 29, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of November 22, 2011, among Host Hotels & Resorts, L.P., certain Canadian subsidiaries of Host Hotels & Resorts, L.P., Bank of America, N.A., as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, Wells Fargo Bank, N.A., Deutsche Bank AG New York Branch and The Bank of Nova Scotia as co-documentation agents, and various other agents and lenders.